Titan Machinery Inc. Announces Results for Fiscal First Quarter Ended April 30, 2015

- Revenue for Fiscal First Quarter of 2016 was $353 million -
- Adjusted EBITDA for Fiscal First Quarter was $5.1 million -
- Company Reiterates Annual Fiscal 2016 Modeling Assumptions -

West Fargo, ND – May 28, 2015 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal first quarter ended April 30, 2015.

Fiscal 2015 First Quarter Results

For the first quarter of fiscal 2016, revenue was $353.2 million, compared to $465.5 million in the first quarter last year. Equipment sales were $245.0 million for the first quarter of fiscal 2016, compared to $345.0 million in the first quarter last year. Parts sales were $61.5 million for the first quarter of fiscal 2016, compared to $68.4 million in the first quarter last year. Revenue generated from service was $32.9 million for the first quarter of fiscal 2016, compared to $37.1 million in the first quarter last year. Revenue from rental and other decreased to $13.8 million for the first quarter of fiscal 2016 from $15.0 million in the first quarter last year.

Gross profit for the first quarter of fiscal 2016 was $60.4 million, compared to $75.9 million in the first quarter last year, primarily reflecting a decrease in Agriculture equipment revenue. The Company’s gross profit margin was 17.1% in the first quarter of fiscal 2016, compared to 16.3% in the first quarter last year. This increase in gross profit margin primarily reflects a larger portion of gross profit coming from the Company's higher margin parts, service, and rental and other businesses. Gross profit from parts and service for the first quarter of fiscal 2016 was 65.3% of overall gross profit, compared to 56.7% in the first quarter last year.

Operating expenses were 16.2% of revenue or, $57.1 million, for the first quarter of fiscal 2016, compared to 15.3% of revenue or, $71.2 million, for the first quarter of last year. The decrease in operating expenses was primarily due to cost savings associated with the Company's realignment activities implemented in the first quarters of fiscal 2016 and 2015. The increase in operating expenses as a percentage of revenue was primarily due to the deleveraging of fixed expenses as total revenue decreased from the prior year.

In the first quarter of fiscal 2016, the Company recognized impairment and realignment costs of $1.6 million, primarily related to store closings and headcount reductions as part of the Company's realignment plan. In the first quarter of fiscal 2015, the Company recognized impairment and realignment costs of $2.8 million. The Company recognized charges of $2.0 million and $3.1 million from the balance sheet impact of the Ukrainian hryvnia devaluation in the first quarters of 2016 and 2015, respectively.

Floorplan interest expense was $4.6 million for both the first quarter of fiscal 2016 and first quarter of fiscal 2015.

In the first quarter of fiscal 2016, the Company generated $5.1 million in adjusted EBITDA, compared to $7.6 million in the first quarter of last year. The Company includes floorplan interest expense in its EBITDA calculation.

Pre-tax loss for the first quarter of fiscal 2016 was $8.8 million, which is essentially flat compared to pre-tax loss of $8.6 million in the first quarter of last year. Excluding all non-GAAP adjustments, adjusted pre-tax loss for the first quarter of fiscal 2016 was $4.6 million. For the first quarter of 2015, excluding the non-GAAP adjustments, adjusted pre-tax loss was $2.3 million. Adjusted pre-tax Agriculture segment loss was $0.4 million for the first quarter of fiscal 2016, compared to adjusted pre-tax income of $4.2 million in the first quarter last year. Adjusted pre-tax Construction segment loss was $2.9 million for the first quarter of fiscal 2016, compared to adjusted pre-tax loss of $3.7 million in the first quarter last year. Adjusted pre-tax International segment loss was $2.3 million for the first quarter of fiscal 2016, compared to adjusted pre-tax loss of $2.1 million in the first quarter last year.

Net loss attributable to common stockholders for the first quarter of fiscal 2016 was $6.2 million, or loss per diluted share of $0.29, compared to $6.5 million, or $0.31 per diluted share, for the first quarter of fiscal 2015. The net loss for the first quarter of fiscal 2016 includes adjustments totaling $3.3 million, or $0.16 per diluted share, compared to adjustments totaling $5.0 million, or $0.24 per diluted share, for the first quarter of fiscal 2015. Excluding all non-GAAP adjustments, adjusted net loss attributable to common stockholders for the first quarter of fiscal 2016 was $2.9 million, or $0.13 per diluted share, compared to adjusted net loss attributable to common stockholders for the first quarter of fiscal 2015 of $1.5 million, or $0.07 per diluted share.

Balance Sheet

The Company ended the first quarter of fiscal 2016 with cash of $104.4 million. The Company’s inventory level, including amounts classified as held for sale, was $890.0 million as of April 30, 2015, compared to inventory of $1.1 billion as of April 30, 2014. The Company had, including amounts classified as held for sale, $608.0 million outstanding floorplan payables on $1.1 billion total discretionary floorplan lines of credit as of April 30, 2015, reflecting a decrease of $190.5 million from the balance of $798.5 million as of April 30, 2014. The reduced floorplan levels has improved the Company's total liabilities to tangible net worth to 2.6 as of April 30, 2015 from 3.2 as of April 30, 2014.

First Quarter Fiscal 2016 Realignment

In order to better align its business in certain markets, the Company previously announced that during the first quarter of fiscal 2016 it reduced headcount by approximately 14%, which includes headcount reductions at stores in each of its operating segments and its Shared Resource Center. This included the closing of three Agriculture stores and one Construction store. In addition, the Company has reduced discretionary spending levels across all parts of the business and is restructuring certain employee compensation and benefit programs to better align pay for performance. The realignment costs associated with the headcount reductions and store closings are estimated to total approximately $2.0 million. The Company recognized $0.1 million in the fourth quarter of fiscal 2015 and $1.9 million (or $0.05 per diluted share) is expected to be recognized in fiscal 2016. The full-year pro forma benefit to pre-tax earnings of this headcount reduction is estimated to be approximately $21 million (or $0.59 per share), which equates to a pro forma benefit of approximately $20 million (or $0.56 per share) for fiscal 2016.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “Our financial results in the first quarter were in-line with our expectations, as ongoing headwinds in the agriculture industry continue to impact our results. In the first quarter, we remained focused on managing the controllable aspects of our business, including implementing a realignment plan that significantly reduces our operating costs and is expected to generate approximately $20 million in cost savings beginning in the current fiscal year. We also continue to diligently manage our inventory levels and expect to achieve meaningful reductions in fiscal 2016."

Mr. Meyer continued, “We believe that we have taken the necessary steps to navigate the challenging macroeconomic conditions by better aligning our cost structure with the current environment. While we continue to face a number of headwinds, we are focused on execution in all three business segments and strengthening our balance sheet. We remain confident that we are on the right track to improve our long-term financial performance and capitalize on future growth opportunities."

Fiscal 2016 Modeling Assumptions

The Company is reiterating the following modeling assumptions for fiscal 2016 that it believes will provide investors with relevant information about expectations regarding financial results and business trends:

•	Agriculture Same Store Sales Down 20.0% to 25.0%

•	Construction Same Store Sales Flat

•	International Same Store Sales Flat

•	Equipment Margins Between 7.7% and 8.3%

•	Expects to be profitable on an adjusted diluted earnings per share basis

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 505-4369 from the U.S. International callers can dial (719) 785-1765. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 11, 2015, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 1050277.

Non-GAAP Financial Measures

Within this announcement, the Company makes reference to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. These adjusted measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. This includes adjusted EBITDA, which the Company defines as net income (loss) including noncontrolling interest, adjusted for net interest (excluding floorplan interest expense), income taxes, depreciation, amortization, and items included in its non-GAAP pre-tax income (loss) reconciliation for each of the respective periods. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 92 North American dealerships in North Dakota, South Dakota, Iowa,

Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including three outlet stores, and 16 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2016, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
310-954-1105

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	April 30, 2015	January 31, 2015
Assets
Current Assets
Cash	$104,355	$127,528
Receivables, net	64,892	76,382
Inventories	880,060	879,440
Prepaid expenses and other	5,179	10,634
Income taxes receivable	3,003	166
Deferred income taxes	18,488	19,025
Assets held for sale	14,946	15,312
Total current assets	1,090,923	1,128,487
Intangibles and Other Assets
Intangible assets, net of accumulated amortization	5,360	5,458
Other	6,649	7,122
Total intangibles and other assets	12,009	12,580
Property and Equipment, net of accumulated depreciation	194,788	208,680
Total Assets	$1,297,720	$1,349,747

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$17,539	$17,659
Floorplan payable	606,673	627,249
Current maturities of long-term debt	24,677	7,749
Customer deposits	26,247	35,090
Accrued expenses	33,362	35,496
Income taxes payable	—	3,529
Liabilities held for sale	1,540	2,835
Total current liabilities	710,038	729,607
Long-Term Liabilities
Senior convertible notes	133,245	132,350
Long-term debt, less current maturities	45,660	67,123
Deferred income taxes	39,244	38,996
Other long-term liabilities	3,488	3,312
Total long-term liabilities	221,637	241,781
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	240,505	240,180
Retained earnings	131,114	137,418
Accumulated other comprehensive loss	(5,729)	(1,099)
Total Titan Machinery Inc. stockholders' equity	365,890	376,499
Noncontrolling interest	155	1,860
Total stockholders' equity	366,045	378,359
Total Liabilities and Stockholders' Equity	$1,297,720	$1,349,747

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2015	2014
Revenue
Equipment	$244,983	$345,045
Parts	61,520	68,379
Service	32,902	37,084
Rental and other	13,791	14,955
Total Revenue	353,196	465,463
Cost of Revenue
Equipment	227,033	316,282
Parts	43,571	48,014
Service	11,360	14,403
Rental and other	10,797	10,825
Total Cost of Revenue	292,761	389,524
Gross Profit	60,435	75,939
Operating Expenses	57,110	71,152
Impairment and Realignment Costs	1,601	2,801
Income from Operations	1,724	1,986
Other Income (Expense)
Interest income and other income (expense)	(2,124)	(2,578)
Floorplan interest expense	(4,599)	(4,593)
Other interest expense	(3,827)	(3,441)
Loss Before Income Taxes	(8,826)	(8,626)
Benefit from Income Taxes	(1,936)	(1,733)
Net Loss Including Noncontrolling Interest	(6,890)	(6,893)
Less: Net Loss Attributable to Noncontrolling Interest	(586)	(344)
Net Loss Attributable to Titan Machinery Inc.	(6,304)	(6,549)
Net Loss Allocated to Participating Securities	105	60
Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(6,199)	$(6,489)

Earnings (Loss) per Share - Diluted	$(0.29)	$(0.31)
Weighted Average Common Shares - Diluted	21,044	20,951

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2015	2014
Operating Activities
Net loss including noncontrolling interest	$(6,890)	$(6,893)
Adjustments to reconcile net income including noncontrolling interest to net cash used for operating activities
Depreciation and amortization	6,667	6,729
Impairment	152	—
Deferred income taxes	497	232
Other, net	2,522	978
Changes in assets and liabilities
Inventories	522	(41,963)
Manufacturer floorplan payable	12,980	(17,308)
Other working capital	(2,144)	3,623
Net Cash Provided by (Used for) Operating Activities	14,306	(54,602)
Investing Activities
Property and equipment purchases	(2,282)	(5,707)
Proceeds from sale of property and equipment	634	471
Other, net	198	(887)
Net Cash Used for Investing Activities	(1,450)	(6,123)
Financing Activities
Net change in non-manufacturer floorplan payable	(30,001)	65,305
Net proceeds from (payments on) long-term debt borrowings	(4,876)	3,327
Other, net	(443)	(207)
Net Cash Provided by (Used for) Financing Activities	(35,320)	68,425
Effect of Exchange Rate Changes on Cash	(709)	69
Net Change in Cash	(23,173)	7,769
Cash at Beginning of Period	127,528	74,242
Cash at End of Period	$104,355	$82,011

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2015	2014	% Change
Revenue
Agriculture	$239,855	$344,381	(30.4)%
Construction	81,171	91,765	(11.5)%
International	32,170	29,317	9.7%
Total	$353,196	$465,463	(24.1)%

Income (Loss) Before Income Taxes
Agriculture	$(1,086)	$3,505	(131.0)%
Construction	(3,565)	(5,993)	40.5%
International	(4,371)	(5,265)	17.0%
Segment income (loss) before income taxes	(9,022)	(7,753)	(16.4)%
Shared Resources	196	(873)	122.5%
Loss Before Income Taxes	$(8,826)	$(8,626)	(2.3)%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2015	2014
Pre-Tax Loss
Loss Before Income Taxes	$(8,826)	$(8,626)
Non-GAAP Adjustments
Debt Issuance Cost Write-Off	539	—
Realignment / Store Closing Costs	1,601	3,205
Ukraine Remeasurement	2,040	3,122
Total Non-GAAP Adjustments	4,180	6,327
Adjusted Pre-Tax Loss	$(4,646)	$(2,299)

Adjusted EBITDA
Net Loss Including Noncontrolling Interest	$(6,890)	$(6,893)
Adjustments
Interest Expense, Net of Interest Income	3,097	3,211
Benefit from Income Taxes	(1,936)	(1,733)
Depreciation and amortization	6,667	6,729
Total Non-GAAP Adjustments to Pre-Tax Income (Loss)	4,180	6,327
Total Adjustments	12,008	14,534
Adjusted EBITDA	$5,118	$7,641

Net Loss Attributable to Titan Machinery Inc. Common Stockholders
Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(6,199)	$(6,489)
Non-GAAP Adjustments (1)
Debt Issuance Cost Write-Off	318	—
Realignment / Store Closing Costs	945	1,896
Ukraine Remeasurement	2,006	3,078
Total Non-GAAP Adjustments	$3,269	$4,974
Adjusted Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(2,930)	$(1,515)

Earnings (Loss) per Share - Diluted
Earnings (Loss) per Share - Diluted	$(0.29)	$(0.31)
Non-GAAP Adjustments (1)
Debt Issuance Cost Write-Off	0.02	—
Realignment / Store Closing Costs	0.04	0.09
Ukraine Remeasurement	0.10	0.15
Total Non-GAAP Adjustments	$0.16	$0.24
Adjusted Earnings (Loss) per Share - Diluted	$(0.13)	$(0.07)

(1) Adjustments are net of the impact of amounts related to income taxes, attributable to noncontrolling interests, and allocated to participating securities.